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                                                                     Exhibit 4.1

                              MARKEL HOLDINGS INC.
                           ARTICLES OF INCORPORATION


                                   ARTICLE I
                                      NAME

     The name of the Corporation is Markel Holdings Inc..


                                   ARTICLE II
                                    PURPOSE

     The Corporation is organized to engage in any lawful business not required by the Virginia Stock Corporation Act to be stated in the Articles of Incorporation.


                                  ARTICLE III
                               AUTHORIZED SHARES

     3.1  Number and Designation.  The number and designation of shares, which
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shall have no par value, which the Corporation shall have the authority to issue are as follows:

             Class            Number of Shares
           ---------          ----------------
           Preferred             10,000,000
           Common                50,000,000

     3.2  Preemptive Rights.  No holder of outstanding shares of any class shall
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have any preemptive right with respect to (i) any shares of any class of the
Corporation, whether now or hereafter authorized, (ii) any warrants, rights or options to purchase any such shares or (iii) any obligations convertible into or exchangeable for any such shares or into warrants, rights or options to purchase any such shares.


                                   ARTICLE IV
                                PREFERRED SHARES

     4.1  Issuance in Series.  The Board of Directors is authorized to issue the
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Preferred Shares from time to time in one or more series and to provide for the designation, preferences, limitations and relative rights of the shares of each series by the adoption of Articles of Amendment to the Articles of Incorporation of the Corporation setting forth:
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            (i) The maximum number of shares in the series and the designation of the series, which designation shall distinguish the shares thereof from the shares of any other series or class;

           (ii) Whether shares of the series shall have special, conditional or limited voting rights, or no right to vote, except to the extent prohibited by law;

          (iii) Whether shares of the series are redeemable or convertible (A) at the option of the Corporation, a shareholder or another person or upon the occurrence of a designated event, (B) for cash, indebtedness, securities or other property, and (C) in a designated amount or in an amount determined in accordance with a designated formula or by reference to extrinsic data or events;

           (iv) Any right of holders of shares of the series to distributions, calculated in any manner, including the rate or rates of dividends, and whether dividends shall be cumulative, noncumulative or partially cumulative;

            (v) The amount payable upon the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

           (vi) Any preference of the shares of the series over the shares of any other series or class with respect to distributions, including dividends, and with respect to distributions upon the liquidation, dissolution or winding up of the affairs of the Corporation; and

          (vii) Any other preferences, limitations or specified rights (including a right that no transaction of a specified nature shall be consummated while any shares of such series remain outstanding except upon the assent of all or a specified portion of such shares) now or hereafter permitted by the laws of the Commonwealth of Virginia and not inconsistent with the provisions of this Section 4.1.

     4.2  Articles of Amendment.  Before the issuance of any shares of a series,
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Articles of Amendment establishing such series shall be filed with and made effective by the State Corporation Commission of Virginia, as required by law.


                                   ARTICLE V
                                 COMMON SHARES

     5.1  Voting Rights.  The holders of outstanding Common Shares shall, to the
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exclusion of the holders of any other class of shares of the Corporation, have the sole power to vote for the election of directors and for all other purposes without limitation, except (i) as otherwise provided in the Articles of Amendment establishing any series of Preferred Shares or (ii) as may be required by law.

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     5.2  Distributions.  Subject to the rights of the holders of shares, if
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any, ranking senior to the Common Shares as to dividends or rights in the liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Common Shares shall be entitled to distributions, including dividends, when declared by the Board of Directors and to the net assets of the Corporation upon the liquidation, dissolution or winding up of the affairs of the Corporation.


                                   ARTICLE VI
                     REGISTERED OFFICE AND REGISTERED AGENT

     The address of the initial registered office of the Corporation, which is located in the County of Henrico, Virginia, is 5441 Cox Road, Glen Allen, Virginia 23060. The initial registered agent of the Corporation is Gregory B. Nevers, whose business office is identical with the registered office and who is a resident of Virginia and a member of the Virginia State Bar.


                                  ARTICLE VII
                                INDEMNIFICATION

     7.1  Definitions.  For purposes of this Article the following definitions
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shall apply:

            (i)  "Corporation" means this Corporation only and no predecessor
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     entity or other legal entity;

           (ii)  "expenses" include counsel fees, expert witness fees, and costs
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     of investigation, litigation and appeal, as well as any amounts expended in asserting a claim for indemnification;

          (iii)  "liability" means the obligation to pay a judgment, settlement,
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     penalty, fine, or other such obligation, including, without limitation, any excise tax assessed with respect to an employee benefit plan;

           (iv)  "legal entity" means a corporation, partnership, limited
                  ------------
     liability company, joint venture, trust, employee benefit plan or other enterprise;

            (v)  "predecessor entity" means a legal entity the existence of
                  ------------------
     which ceased upon its acquisition by the Corporation in a merger or otherwise; and

           (vi)  "proceeding" means any threatened, pending, or completed
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     action, suit, proceeding or appeal whether civil, criminal, administrative or investigative and whether formal or informal.

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     7.2  Indemnification of Directors and Officers.  The Corporation shall
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indemnify any individual who is, was or is threatened to be made a party to a proceeding (including a proceeding by or in the right of the Corporation) because such individual is or was a director or officer of the Corporation or because such individual is or was serving the Corporation, or any other legal entity in any capacity at the request of the Corporation while a director or officer of the Corporation, against all liabilities and reasonable expenses incurred in the proceeding except such liabilities and expenses as are incurred because of such individual's willful misconduct or knowing violation of the criminal law. Service as a director or officer of a legal entity controlled by the Corporation shall be deemed service at the request of the Corporation. The determination that indemnification under this Section 7.2 is permissible and the evaluation as to the reasonableness of expenses in a specific case shall be made, in the case of a director, as provided by law, and in the case of an officer, as provided in Section 7.3 of this Article; provided that if a majority
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of the directors of the Corporation has changed after the date of the alleged conduct giving rise to a claim for indemnification, such determination and evaluation shall, at the option of the person claiming indemnification, be made by special legal counsel agreed upon by the Board of Directors and such person. Unless a determination has been made that indemnification is not permissible, the Corporation shall make advances and reimbursements for expenses incurred by a director or officer in a proceeding upon receipt of an undertaking from such director or officer to repay the same if it is ultimately determined that such director or officer is not entitled to indemnification. Such undertaking shall be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to such director's or officer's ability to make repayment. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that a director or officer acted in such a manner as to make such director or officer ineligible for indemnification. The Corporation is authorized to contract in advance to indemnify and make advances and reimbursements for expenses to any of its directors or officers to the same extent provided in this Section 7.2.

     7.3  Indemnification of Others.  The Corporation may, to a lesser extent or
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to the same extent that it is required to provide indemnification and make advances and reimbursements for expenses to its directors and officers pursuant to Section 7.2, provide indemnification and make advances and reimbursements for expenses to its employees and agents, the directors, officers, employees and agents of its subsidiaries and predecessor entities, and any person serving any other legal entity in any capacity at the request of the Corporation, and may contract in advance to do so. The determination that indemnification under this
Section 7.3 is permissible, the authorization of such indemnification and the evaluation as to the reasonableness of expenses in a specific case shall be made as authorized from time to time by general or specific action of the Board of Directors, which action may be taken before or after a claim for indemnification is made, or as otherwise provided by law. No person's rights under Section 7.2 of this Article shall be limited by the provisions of this Section 7.3.

     7.4  Miscellaneous.  The rights of each person entitled to indemnification
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under this Article shall inure to the benefit of such person's heirs, executors and administrators.  Special legal

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counsel selected to make determinations under this Article may be counsel for the Corporation. Indemnification pursuant to this Article shall not be exclusive of any other right of indemnification to which any person may be entitled, including indemnification pursuant to a valid contract, indemnification by legal entities other than the Corporation and indemnification under policies of insurance purchased and maintained by the Corporation or others. However, no person shall be entitled to indemnification by the Corporation to the extent such person is indemnified by another, including an insurer. The Corporation is authorized to purchase and maintain insurance against any liability it may have under this Article or to protect any of the persons named above against any liability arising from their service to the Corporation or any other legal entity at the request of the Corporation regardless of the Corporation's power to indemnify against such liability. The provisions of this Article shall not be deemed to preclude the Corporation from entering into contracts otherwise permitted by law with any individuals or legal entities, including those named above. If any provision of this Article or its application to any person or circumstance is held invalid by a court of competent jurisdiction, the invalidity shall not affect other provisions or applications of this Article, and to this end the provisions of this Article are severable.

     7.5  Amendment.  No amendment, modification or repeal of this Article VII
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shall diminish the rights provided hereunder to any person arising from conduct or events occurring before the adoption of such amendment, modification or repeal.


                                  ARTICLE VIII
                            ELIMINATION OF LIABILITY

     In every instance in which the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of liability of directors or officers of a corporation to the corporation or its shareholders, the directors and officers of this Corporation shall not be liable to the Corporation or its shareholders. No amendment, modification or repeal of this Article VIII shall diminish the rights provided hereunder to any person arising from conduct or events occurring before the adoption of such amendment, modification or repeal.


Dated: August 24, 1999


                              /s/ Leslie A. Grandis
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                              Leslie A. Grandis, Incorporator


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